SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 1, 2005

DRESSER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of principal executive offices) (zip code)

(972) 361-9800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Sale of On/Off Valve Business. On September 1, 2005, Dresser, Inc. entered into a Purchase Agreement with Cooper Cameron Corporation whereby Cooper Cameron agreed to purchase Dresser’s On/Off valve business for approximately $223.8 million in cash, subject to post-closing adjustments.

The transaction is primarily an asset purchase. Cooper Cameron will assume only those liabilities specifically set forth in the Purchase Agreement. Assumed liabilities include ordinary course customer/vendor contracts, leases and other commercial agreements; specified agency/distributor agreements; working capital liabilities, including payables and accrued payroll; specified severance, change of control and employment agreements; product warranty/product liability for products shipped post-closing, as well as product warranty/product liability for products shipped pre-closing, but only to the extent of warranty reserves; and liquidated damages on shipped products to the extent of reserves, plus 50% of liquidated damages on backlog shipped within 180 days of the closing.

Dresser will retain all liabilities not specifically assumed, including litigation, environmental (whether known or unknown), debt, pension liabilities (statutory or plan) and other benefit plans; product warranty/product liability for products shipped pre-closing in excess of warranty reserves; liquidated damages on shipped products in excess of reserves, plus 50% of liquidated damages on backlog shipped within 180 days of the closing (net of unused reserves from shipped products).

Dresser will lease the Voghera, Italy manufacturing facility to Cooper Cameron for a nominal amount until such time that Dresser completes its environmental remediation of such facility, at which time the facility is expected to be transferred to Cooper Cameron through a put/call arrangement.

Indemnification by Dresser for breaches of representations and warranties generally, with certain exceptions, is capped at $75 million, subject to a $2.5 million basket, and expires after Cooper Cameron’s Form 10-K filing for its fiscal year ended December 31, 2006. Indemnification for retained liabilities, including certain environmental liabilities, is not subject to any cap, basket or time limit; however, if Cooper Cameron takes certain actions which invalidate Dresser’s existing environmental indemnity arrangement with Halliburton Company, the affected environmental liabilities would then be subject to the cap and basket and a five year time limit.

Cooper Cameron has agreed to hire substantially all of the On/Off employees. Dresser has agreed not to compete with the On/Off valve business for a period of five years.

The transaction remains subject to antitrust approvals and the consent of Dresser’s lenders under its credit agreement. There is a $10 million termination payment that must be paid by Cooper Cameron in the event the transaction does not close because of certain specified antitrust reasons. On August 31, 2005, Dresser received a “second request” for additional documents from the U.S. Department of Justice.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1. This summary is qualified in all respects by such attachment.

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Item 2.06. Material Impairments

Dresser will incur impairment to goodwill for its On/Off valve business of approximately $50 million in the fourth quarter of 2004. As previously announced in March 2005, the reporting of the company’s 2004 results has been delayed due to a pending restatement of prior period financial statements, including the first three quarters of 2004.

Item 8.01. Other Events

Sale of Instruments Business. On September 2, 2005, Dresser entered into an Asset Purchase Agreement with Ashcroft Holdings, Inc., an affiliate of KPS Special Situations Fund II, L.P. (“Ashcroft”), whereby Ashcroft agreed to purchase Dresser’s Instruments business for approximately $38.8 million in cash, subject to certain limited post-closing adjustments.

The transaction is primarily an asset purchase. Ashcroft will assume only those liabilities specifically set forth in the Asset Purchase Agreement. Assumed liabilities include ordinary course contracts, leases, distributor and sales agent contracts, and other commercial agreements; working capital liabilities, including payables and accrued payroll; termination or severance obligations that may be payable to certain distributors, sales agents and employees; and liabilities under Instruments’ German pension plan.

Dresser will retain all liabilities not specifically assumed, including specified environmental liabilities, such as remediation obligations at its Stratford, CT facility under the Connecticut Transfer Act and the Resource Conservation and Recovery Act (“RCRA”); certain pension and frozen retiree medical and life insurance liabilities; specified litigation; and pre-closing product and export control liabilities.

Dresser will be obligated to restructure its Saudi Arabian joint venture post-closing in order to separate the Instruments business from the joint venture’s other businesses. If Dresser is unsuccessful in this effort, it must refund $1.5 million of the purchase price to Ashcroft.

Subject to certain exceptions, indemnification by Dresser for breaches of representations and warranties generally is capped at $5.2 million, subject to a $0.4 million basket, a $25,000 de minimis claim threshold and various time limits, other than as it relates to a few key items, such as excluded liabilities (including specified litigation and related proceedings), certain identified environmental matters (such as remediation obligations at Dresser’s Stratford, CT facility), and taxes, which are not so limited. As a result, Dresser’s indemnity for known environmental matters, which relates primarily to remediation under the Connecticut Transfer Act or RCRA at the Stratford, CT facility, is not limited by any dollar amount, basket, threshold or time limit. Ashcroft has agreed to act in a manner consistent with that required of Dresser by the Halliburton Company in order to preserve Dresser’s existing environmental indemnity from Halliburton, and to indemnify Dresser should Ashcroft’s actions in connection therewith result in actual damages to Dresser.

Ashcroft has agreed to offer employment to all Instruments employees and will be responsible for any post-closing severance obligations resulting from the transaction.

The transaction remains subject to the completion of required restructurings and the obtaining of certain third party consents. The transaction is scheduled to close in the fourth quarter of 2004.

A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.2. This summary is qualified in all respects by such attachment.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

2.1	Purchase Agreement, dated September 1, 2005, between Dresser and Cooper Cameron for the sale of Dresser’s On/Off valve business.

2.2	Asset Purchase Agreement, dated September 2, 2005, between Dresser and Ashcroft for the sale of Dresser’s Instruments business.

99.1	Press release announcing the sale of Dresser’s On/Off valve business.

99.2	Press release announcing the sale of Dresser’s Instruments business.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2005

Dresser, Inc.

/s/ PATRICK M. MURRAY
Patrick M. Murray
Chief Executive Officer and
Chairman of the Board

/s/ JAMES A. NATTIER
James A. Nattier
Executive Vice President and
Chief Financial Officer

/s/ THOMAS J. KANUK
Thomas J. Kanuk
Corporate Controller and
Chief Accounting Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase Agreement, dated September 1, 2005, between Dresser and Cooper Cameron for the sale of Dresser’s On/Off valve business.

2.2	Asset Purchase Agreement, dated September 2, 2005, between Dresser and Ashcroft for the sale of Dresser’s Instruments business.

99.1	Press release announcing the sale of Dresser’s On/Off valve business.

99.2	Press release announcing the sale of Dresser’s Instruments business.

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